Exhibit 99.1

Media Contacts	Covad Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Diana Einterz Leonard Joins Covad Board of Directors
Telecom and Business Services Veteran Brings Over Twenty-five Years’ Experience
San Jose, Calif. (December 8, 2006) — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced that Diana Einterz Leonard has joined its Board of Directors.
“We are honored to have Diana Einterz Leonard serve on our Board of Directors and welcome her considerable telecommunications experience and proven success in meeting the needs of business customers,” said Charles Hoffman, president and chief executive officer of Covad.
Atlanta-based Leonard is currently Senior Vice President of International Operations for Orange Business Services, the enterprise arm of the France Telecom Group. She leads an organization of over 2100 professionals delivering world-class installation and maintenance services to multinational corporations in over 220 countries and territories. Prior to this, Leonard was responsible for the field services organization in Equant (rebranded as Orange Business Services since June 1, 2006), and was Senior Vice President of the Customer Service Delivery organization within Equant. Since joining Equant in July 2000, Leonard improved costs in her organizations by more than 30 percent while improving customer satisfaction at equal or greater rates.
Prior to Orange Business Services, Leonard was with AT&T for 20 years, with responsibilities for the maintenance and provisioning of AT&T’s international network and the provisioning of AT&T’s domestic high speed network.
“I am very pleased to be joining Covad’s Board of Directors at this time, on top of my current mission at Orange Business Services,” said Leonard. “Covad is deeply focused on growing profitably and delivering a superior customer experience and I look forward to helping the company achieve its goals.”
Leonard is actively involved with Georgia State University through her sponsorship of students for international internships and serving on the Global Business Leader Roundtable. In 2006, she was named one of Atlanta’s “Top 25 Power Women to Watch” by Atlanta Woman magazine and as a finalist for Atlanta’s Telecom Professional of the Year by the Atlanta Telecom Professionals organization. Leonard holds a bachelor’s degree from McGill University in Montreal, Canada.

Covad also announced today the resignation of Lisa Hook from its Board of Directors, on which she has served since November 2005. Hook is leaving to focus on her management responsibilities at SunRocket, where she was named president and chief executive officer in March 2006.
“We appreciate Lisa’s contribution and commitment to Covad during her term on our board and wish her success in her future endeavors,” said Hoffman.
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About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.